AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION  ON  JULY  16,  2002
                                                REGISTRATION  NO. 333-__________

================================================================================

                       SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                    FORM  S-8

             REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933


                          RRUN  VENTURES  NETWORK,  INC.
--------------------------------------------------------------------------------
             (Exact  name  of  Registrant  as  specified  in  its  charter)

             Nevada                                             98-0204736
--------------------------------------------------------------------------------
(State  or  other  jurisdiction  of                           (IRS Employer
 incorporation  or organization)                             Identification No.)


                          62 West 8th Avenue, 4th Floor
                   Vancouver, British Columbia, Canada V5Y 1M7
--------------------------------------------------------------------------------
          (Address  of  Principal  Executive  Offices,  including  ZIP  Code)

                     2002  Compensation  Plan  for  Outside  Consultants
--------------------------------------------------------------------------------
                            (Full  title  of  the  plan)

                               Cane & Company, LLC
                       2300 West Sahara Avenue, Suite 500
                                     Box 18
                             Las Vegas, Nevada 89102
--------------------------------------------------------------------------------
                     (Name  and  address  of  agent  for  service)

                                 (702)  312-6255
--------------------------------------------------------------------------------
          (Telephone  number,  including  area  code,  of  agent  for  service)


                         CALCULATION OF REGISTRATION FEE

TITLE  OF           AMOUNT OF     PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
SECURITIES  TO      SHARES TO     OFFERING PRICE      AGGREGATE OFFERING PRICE   REGISTRATION  FEE
BE  REGISTERED    BE REGISTERED       PER SHARE

====================================================================================================
$.0001  par  value   4,000,000        $0.08(1)                 $320,000              $29.44
common  stock

TOTALS               4,000,000                                 $320,000              $29.44
                    ===========                                ========              ======

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of July 12, 2002, a date within five business days prior to the filing of this registration statement.


PROSPECTUS

                          RRUN  VENTURES  NETWORK,  INC.

                        4,000,000  Shares  Of  Common  Stock

     This prospectus relates to the offer and sale by RRUN Ventures Network, Inc., a Nevada corporation ("Company"), of shares of its $.0001 par value per share common stock to certain employees, officers, directors and outside consultants (the "Consultants") pursuant to the 2002 Compensation Plan for Consultants (the "Stock Plan"). Pursuant to the Stock Plan, in payment for services rendered, the Company is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the Stock Plan, 4,000,000 shares of common stock.

     The common stock is not subject to any restriction on transferability, except with respect to resale restrictions applicable to shares of our common stock that are delivered to Consultants that are deemed to be our affiliates. Recipients of shares other than persons who are "affiliates" of Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. An affiliate is summarily, any director, executive officer or controlling shareholder of the Company or any one of its subsidiaries. An "affiliate" of Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a Consultant who is not now an "affiliate" becomes an "affiliate" in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "RRUN."

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The  date  of  this  prospectus  is  July  15,  2002

     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Raymond Hawkins, chairman and co-chief executive officer, 62 West 8th Street, 4th Floor, Vancouver, British Columbia, Canada V5Y 1M7. The Company's telephone number is
(604) 682-6541.

     Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE  OF  CONTENTS


INFORMATION  REQUIRED  IN  THE  SECTION  10(a)  PROSPECTUS

Item  1.  The  Plan  Information . . . . . . . . . . . . . . . . . . . . . .  5

Item  2.  Registrant  Information  and Employee Plan Annual Information. . .  6

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT  . . . . . . . . . .  6

Item  3.  Incorporation  of  Documents  by  Reference  . . . . . . . . . . .  6

Item  4.  Description  of  Securities  . . . . . . . . . . . . . . . . . . .  6

Item  5.  Interests  of  Named  Experts  and  Counsel. . . . . . . . . . . .  7

Item  6.  Indemnification  of  Officers,  Directors,  Employees  and
           Agents;  Insurance    . . . . . . . . . . . . . . . . . . . . . .  7

Item  7.  Exemption  from  Registration  Claimed . . . . . . . . . . . . . .  8

Item  8.  Exhibits  9  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

Item  9.  Undertakings. . . . . . . . . . . . . . . . . . . . . . . . . . .   9

SIGNATURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

EXHIBIT  INDEX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                     PART  1
                    INFORMATION  REQUIRED  IN  THE  SECTION  10(A)
                                   PROSPECTUS


ITEM  1.  THE  PLAN  INFORMATION.

THE  COMPANY

     The Company has its principal executive offices at 62 West 8th Street, 4th Floor, Vancouver, British Columbia, Canada V5Y 1M7. The Company's telephone number is (604) 682-6541.

PURPOSE

     The Company will issue common stock to certain consultants pursuant to consulting agreements entered into between these consultants and the Company, and pursuant to the Stock Plan, which have been approved by the Board of Directors of the Company. The agreements and the Stock Plan are intended to provide a method whereby the Company may be stimulated by the personal involvement of the consultants in our future prosperity, thereby advancing the interests of the Company, and all of our shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

COMMON  STOCK

     The Board has authorized the issuance of up to 4,000,000 shares of the common stock to the persons covered by the Stock Plan upon effectiveness of this registration statement.

THE  CONSULTANTS

     The Consultants have agreed to provide their expertise and advice to The Company for the purposes set forth in their consulting agreements and we intend to compensate them for their services under the terms of the Stock Plan.

NO  RESTRICTIONS  ON  TRANSFER

     The Consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX  TREATMENT  TO  THE  CONSULTANTS

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The Consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

RESTRICTIONS  ON  RESALES

     In the event that an affiliate of the Company acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under Section 16(b) of the Exchange Act, the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM  2.  REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

         Not  Applicable.


                                     PART  II
               INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.


         The following documents filed with the Securities and Exchange Commission (the "Commission") by RRUN Ventures Network, Inc., a Nevada corporation, are incorporated herein by reference:


(a) The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2001, filed with the Securities and Exchange Commission; as well as the Company's latest quarterly report filed on Form 10-QSB for the period ended March 31, 2002;

(b) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2001;

(c) All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

         Not  applicable.

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     Gregory Bartko, Esq., of the Law Office of Gregory Bartko, P.C., has provided legal services and advice to the Company in connection with a variety of corporate and securities matters, including the preparation and filing of this Registration Statement, the registrant's compliance with the periodic reporting requirements of the Securities Exchange Act of 1934, advice to the registrant in connection with various mergers and acquisition opportunities available to the registrant and general financial consulting and advice on a variety of matters. Mr. Bartko may receive shares of our common stock either under our Stock Plan as compensation for his legal services or under one or more Form S-8 registration statements that may be filed subsequent to the date of this prospectus. Mr. Bartko has a right to receive shares of our common stock under the terms of our Attorney/Client Fee Agreement dated July 2, 2002.

     At the date of this Registration Statement, Mr. Bartko did not beneficially own any shares of our common stock. Neither Mr. Bartko, nor his law firm, have been employed on a contingent basis at anytime.


ITEM  6.  INDEMNIFICATION  OF  OFFICERS,  DIRECTORS,  EMPLOYEES  AND  AGENTS;
         INSURANCE.

Section  78.7502  of  the  Nevada  Revised  Statutes  provides:

      Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

          1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers of Company under the Securities and Exchange Act of 1933.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES OCCURRING PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OF 1933 MAY BE PERMITTED AS TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND, THEREFORE, IS UNENFORCEABLE.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

         Not  applicable.

ITEM  8.  EXHIBITS.

          (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit  No.  Title
-----------  --------------------------------------------------------------

   5.1          Legal  opinion  of  the  Law  Office  of  Gregory  Bartko,  P.C.

   10.1         2002  Compensation  Plan  for  Consultants

   23.1         Consent  of  Law  Office  of  Gregory Bartko, P.C. (Exhibit 5.1)

   23.2         Consent  of  Consent of Morgan & Company, Chartered Accountants.

ITEM  9.  UNDERTAKINGS.

         The  undersigned  registrant  hereby  undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

               Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in Vancouver, British Columbia, Canada on this 15th day of July, 2002.

                                      RRUN  VENTURES  NETWORK, INC.
                                     (Registrant)



                                    /s/ Raymond Hawkins
                                   ----------------------------
                                   Chairman  of  the  Board  and
                                   Co-Chief  Executive  Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


     SIGNATURES                    TITLE                        DATE
-------------------------------------------------------------------------------

/s/ Raymond Hawkins
__________________________     Co-Chief  Executive  Officer;     July  15, 2002
Raymond  Hawkins               Chairman  of  the  Board;  and
                               Director.

/s/ Edwin Kwong
__________________________     Chief  Operating  Officer;        July  15, 2002
Edwin  Kwong                   Chief  Financial  Officer;
                               Principal  Accounting  Officer;
                               and  Director.

                                INDEX  TO  EXHIBITS

Exhibit  No.  Title
-----------  --------------------------------------------------------------

   5.1          Legal  opinion  of  the  Law  Office  of  Gregory  Bartko,  P.C.

   10.1         2002  Compensation  Plan  for  Consultants

   23.1         Consent  of  Law  Office  of  Gregory Bartko, P.C. (Exhibit 5.1)

   23.2         Consent  of  Consent  of Morgan & Company, Chartered Accountants